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                                                                      Exhibit 99


NORTH COUNTRY FINANCIAL CORPORATION (NOW MACKINAC FINANCIAL CORPORATION) ANNOUNCES COMPLETION OF $30 MILLION RECAPITALIZATION

MANISTIQUE, MI -- (MARKET WIRE) -- December 16, 2004--Today North Country Financial Corporation announced the completion of a recapitalization, including a 20 for 1 reverse stock split, and changed its name to Mackinac Financial Corporation ("MFNC") (NASD Symbol MFNC). An investor group purchased $30 million of newly issued MFNC common stock at a price of $9.75 per share. The proceeds of the issue will be used to restore North Country Bank's capital position and allow the Bank (soon to be renamed Mackinac Bank) to fully serve its market area.

MFNC is also opening a loan production office in Oakland County, Michigan which will seek loan and deposit relationships with corporations and high net worth individuals.

Paul Tobias, Chairman and CEO of MFNC, and Eliot Stark, Chief Financial Officer, with the assistance of Keefe, Bruyette & Woods and Howe Barnes led the recapitalization effort. Austin & Associates acted as the corporation's financial advisor. Tobias said, "We are delighted to have had the opportunity to recapitalize this fine bank. The new investment will place the bank in a very strong capital position and allow us to grow throughout Michigan." Jim Bess, President and CEO of North Country Bank, said, "After a year of hard work we have succeeded in eliminating the serious problems that existed at North Country and we are proud that we have regained the confidence of the investment community. We now plan on regaining the confidence and business of the individuals and businesses in our market areas. We will be offering competitive products and services in all of our markets through our very talented team as only a true community bank can. We are also looking forward to our new entry into Oakland County."

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," and variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Contact:

         Contact:
         Investor Relations
         (800) 200-7032
         Website:  http://www.northcountrybank.com